                                                                    EXHIBIT 8.1




                                 July 29, 1998



To the Addressees Indicated
  on Schedule A hereto

                          Re:    Ford Credit Auto Owner Trust 1998-C
                                 Asset Backed Notes

Ladies and Gentlemen:

        You have requested our opinion as to certain federal income tax consequences in connection with the issuance of the Class A-1 5.608% Asset Backed Notes (the "Class A-1 Notes"), the Class A-2 5.67% Asset Backed Notes (the "Class A-2 Notes"), the Class A-3 5.73% Asset Backed Notes (the "Class A-3 Notes"), the Class A-4 5.81% Asset Backed Notes (the "Class A-4 Notes"), the Class A-5 5.86% Asset Backed Notes (the "Class A-5 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes, the "Class A Notes"), the Class B 6.06% Asset Backed Notes (the "Class B Notes" and, together with the Class A Notes, the "Notes"), the Class C 6.30% Asset Backed Certificates (the "Class C Certificates") and the Class D 7.70% Asset Backed Certificates (the "Class D Certificates" and, together with the Class C Certificates, the "Certificates") by Ford Credit Auto Owner Trust 1998-C (the "Trust") pursuant to the terms of, (a) with respect to the Notes, an Indenture dated as of July 1, 1998 (the "Indenture") between the Trust and The Chase Manhattan Bank, as Indenture Trustee (the "Indenture Trustee"), and
(b) with respect to the Certificates, an Amended and Restated Trust Agreement dated as of July 1, 1998 (the "Trust Agreement") between Ford Credit Auto Receivables Two L.P. (the "Seller") and PNC Bank, Delaware, as Owner Trustee (the "Owner Trustee"). The Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes will be sold to the underwriters (the "Note Underwriters") who are named in Schedule I pursuant to an underwriting agreement (the "Note Underwriting Agreement") between the Seller, Salomon Brothers Inc ("Salomon") and J.P. Morgan Securities, Inc. ("J.P. Morgan"), as representatives of the several Note Underwriters. The Class A-5 Notes will be

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 2



purchased directly from the Seller by Ford Motor Credit Company ("Ford Credit"). The Class C Certificates will be sold to Salomon and J.P. Morgan, as Class C Certificate underwriters (the "Certificate Underwriters" and, together with the Note Underwriters, the "Underwriters" ) pursuant to an underwriting agreement (the "Certificate Underwriting Agreement") among the Seller, Salomon and J.P. Morgan. A portion of the Class D Certificates will be sold to Salomon and J.P. Morgan, as Initial Purchasers (the "Initial Purchaser") pursuant to a certificate purchase agreement (the "Certificate Purchase Agreement") among the Seller, Salomon and J.P. Morgan and the remaining portion of the Class D Certificates will initially be retained by the Seller.(1)

        The rights of the holders of the Class A Notes (the "Class A Noteholders") will be senior to the rights of the holders of the Class B Notes (the "Class B Noteholders" and, together with the Class A Noteholders, the "Noteholders"). The rights of the Noteholders will be senior to the rights of the holders of the Certificates (the "Certificateholders"). The rights of the Class C Certificates (the "Class C Certificateholders") will be senior to the rights of the holders of the Class D Certificates (the "Class D Certificateholders"). Each payment period, the Seller will be entitled to receive any remaining portion of funds on deposit in the Collection Account after (i) the Total Required Payment has been made, (ii) the Reserve Account's balance has been restored, if necessary, to the Specified Reserve Balance and
(iii) the Regular Principal Distribution Amount has been deposited into the Principal Distribution Account. The Seller will at all times hold the right to receive all such excess amounts.


____________________

(1) Terms not otherwise defined herein have the meanings assigned to them in the Indenture (as defined above).

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 3



        You have asked us whether, for federal income tax purposes, the Class A Notes and the Class B Notes will be characterized as debt and whether the Trust will be classified as an association (or publicly traded partnership) taxable as a corporation. In rendering our opinion, we have examined and relied upon the registration statement for the Notes and the Class C Certificates on Form S-3, Registration No. 333-40421, filed with the Securities and Exchange Commission (the "SEC") on January 20, 1998 (the "Registration Statement"), including the prospectus dated July 20, 1998 as supplemented by the prospectus supplement dated July 16, 1998 included therein (the "Prospectus"), the Indenture, the Trust Agreement, the Sale and Servicing Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, and we have assumed that the parties to such documents will comply with the terms thereof, that such documents are not amended and that such documents are enforceable in accordance with their respective terms. In connection therewith, we note that you will receive an opinion from this firm regarding such enforceability.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements, representations, and certifications of officers and other representatives of the Seller, the Servicer, the Underwriters, and others including certain calculations performed by Salomon. In addition, our opinion is premised on the accuracy of the facts set forth in the Prospectus and the facts set forth in the representations referred to in the Prospectus.

        In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury Regulations, and such other authorities as we have

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 4



deemed appropriate. The statutory provisions, Treasury Regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.


I.  Federal Income Tax Characterization of the Notes.

        Whether the Class A Notes and the Class B Notes are debt or equity interests in the Trust Property is determined both by the terms of the Notes and by whether the "substantial incidents of ownership" of the Trust Property have been transferred to the Noteholders. See, Watts Copy Systems, Inc. v. Commissioner, 67 TCM 2480, 2483 (1994); Coulter Electronics, Inc. v. Commissioner, 59 TCM 350 (1990), aff'd, 943 F.2d 1318 (11th Cir. 1991); United
Surgical Steel Co. v. Commissioner, 54 T.C. 1215 (1970), acq., 1971-2 C.B. 3; Town & Country Food Co. v. Commissioner, 51 T.C. 1049 (1969), acq., 1969-2 C.B. xxv; GCM 39567 (June 10, 1986); and GCM 39584 (December 3, 1986). Thus,
the most important considerations are: (i) whether the Noteholders bear the burdens of ownership of the Trust Property, (ii) whether the Noteholders have any of the benefits of ownership of the Trust Property, and (iii) whether the terms of the Notes have features which are more characteristic of debt than of equity. As discussed below, the Class A Noteholders do not obtain, and the Class B Noteholders should not be viewed as obtaining, the benefits and burdens of ownership of the Trust Property.

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 5



    A.  The Benefits and Burdens of the Trust Property are Retained by the
        Seller.

        1. Burdens of Ownership. The principal burden of ownership with respect to the Trust Property is the risk of loss arising from shortfalls in the payments on the Receivables. As described below, the transaction pursuant to which the Notes are issued has been structured so that the risk of loss is borne by the Seller and the holders of the Certificates.

        The Class A Notes will initially be supported by the Class B Notes and the Certificates which, together, have a face amount equal to 8% of the initial Pool Balance, and the principal of which will not be paid until the Class A Notes are paid in full. (2) The Class B Notes will be supported by the Certificates having a face amount equal to 4% of the initial Pool Balance, the principal of which will not be paid until the Notes are paid in full. The Notes (and the Certificates) will also be supported by the Reserve Account, which may be drawn upon to make required payments of principal and interest to Noteholders, and which will initially be funded by a portion of the proceeds of the Notes and Certificates in the amount of $11,500,109, or 0.5% of the initial Pool Balance. Thus, the initial total credit enhancement supporting the Class A Notes is equal to 8.5% of the initial Pool Balance, and the initial total credit enhancement supporting the Class B Notes is equal to 4.5% of the initial Pool Balance. In addition, the Notes will have the benefit, on each payment date, of the "spread" as is further discussed below.

        On each Distribution Date, any shortfalls in amounts available to make required payments of principal and interest to Noteholders will first be ab-


____________________

(2) The initial aggregate face amount of the Notes and the Certificates will equal 102% of the Initial Pool Balance (the "Over-issuance").


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To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 6



sorbed by the portion of the monthly payments from the Receivables which are attributable to the "spread" between the income from the Receivables (less certain Trust expenses) and the weighted average rate on the Notes and the Certificates (the "Spread"). In such a case, and in general, the rights of the Class B Noteholders will be subordinate to the rights of the Class A Noteholders (the rights of the holders of each Class of Class A Notes are pari passu with the rights of the holders of each other Class of Class A Notes).
Any amounts remaining in the Collection Account after giving effect to the payment of the Total Required Payment and depositing amounts in the Reserve Account to the extent necessary to replenish it to the Specified Reserve Balance will first be applied to retire the Class A-1 Notes and the Class A-2 Notes in full. Thereafter, amounts remaining in the Collection Account are to be deposited in the Principal Distribution Account to the extent of the Regular Principal Distribution Amount which amount will equal the amount necessary to permit payments of principal to the Noteholders in an amount sufficient to cause the then Pool Balance to exceed the aggregate outstanding principal amount of the Notes and the Certificate Balance generally by the difference between (i) 1% of the Pool Balance and (ii) the Specified Reserve Balance. Thus, amounts otherwise distributable to the Seller will be applied to establish and maintain a "cushion" of 1% (including the Reserve Account) of the Pool Balance in addition to the credit enhancement of (i) with respect to the Class A Notes, 8% of the initial Pool Balance (provided by the Class B Notes and the Certificates), and (ii) with respect to the Class B Notes, 4% of the initial Pool Balance (provided by the Certificates). Based on calculations provided by Salomon (calculated using the pricing prepayment assumption and historic loss levels) the excess of the Pool Balance over the outstanding amount of the Class A Notes at the end of one year will have increased to 13.78% of the then Pool Balance and at the end of two years will have increased to approximately 27.10% of the then Pool Balance, while the overcollateralization supporting the Class B Notes (i.e., the excess of the Pool Balance over the outstanding amount of the Class A Notes and the Class B Notes) at the end of one year will have increased to 6.97% of the then Pool Balance and at the end of two years such

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 7



overcollateralization will have increased to approximately 13.55% of the then Pool Balance.

        While the Indenture permits interest to be paid on the Certificates ahead of principal on the Class A Notes and the Class B Notes in some circumstances, such right will be curtailed in any period in which the aggregate outstanding principal balance of the Class A Notes is greater than the current Pool Balance.

        Based on the amounts of credit support and overcollateralization described above, the Class A-1 Notes and the Class A-2 Notes will be given a rating in the highest short-term rating category, the Class A-3 Notes, the Class A-4 Notes and the Class A-5 Notes will be given a rating in the highest long-term rating category and the Class B Notes will be given a rating of "A" or their respective equivalents from at least two nationally recognized rating agencies. These investment grade ratings indicate a very high likelihood that all interest and principal will be timely paid with respect to the Notes and that the Noteholders do not bear any significant risk of loss associated with ownership of the Trust Property (although, obviously the risk of loss with respect to the Class B Notes is greater than the risk associated with the Class A Notes).

        2. Benefits of Ownership. The primary benefits of ownership of the Trust Property are the payments due from Obligors with respect to the Receivables. If market interest rates for comparable receivables decrease in relation to the yield on the Receivables, the Receivables will increase in value. The Indenture, the Trust Agreement and the Sale and Servicing Agreement together provide that the rate of return to the Noteholders is, for each of the Classes of the Notes, a fixed rate set at the time of the pricing of the Notes and the Seller receives the remaining proceeds from the Receivables (after payment of fixed costs including interest on the Certificates). Thus the economic return to a Noteholder is the result not of any change in

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 8



the value of the Receivables but rather reflects the rate of interest payable on a fixed rate debt instrument.

        As described above, the Seller retains an ownership interest in the Trust Property in the form of the right to receive, on a periodic basis, amounts not used to make payments on the Notes or Certificates and, upon payment in full of the Notes and Certificates, any Receivables remaining in the Trust.(3)

        3. Default Rights. In the event that the Trust defaults in the payment of any interest (however, a default in the payment of interest on the Class B Notes will not constitute an Event of Default until all of the Class A Notes have been paid in full) and such default is not remedied within five days, or the Trust defaults in the payment of the full amount of the principal or any installment of the principal of any Note when the same becomes due and payable, an Event of Default will occur and either the Indenture Trustee or the holders of Notes representing not less than a majority of the outstanding amount of the Notes may declare all of the Notes, including interest accrued and unpaid, to be immediately due and payable (however, if an Event of Default occurs, the Class B Noteholders will not have any right to direct or to consent to any actions by the Indenture Trustee until the Class A Notes have been paid in full). Upon such a declaration, the Indenture Trustee could sell the Trust Property and the proceeds therefrom would be applied to pay the Noteholders to the extent of the outstanding amount and any accrued and unpaid interest, before making any payments to Certificateholders.


____________________

(3) The Over-issuance will cause the value of this interest to be less than the net present value of the Spread by an amount equal to 2% of the initial Pool Balance. Nevertheless, the net present value of the Seller's interest in the Spread (determined at a discount rate of 5.9%) equals approximately 2.77% of the Initial Pool Balance.

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 9





    B.  Other Factors.

        A number of other factors support the conclusion that the Class A Notes are, in substance, debt and that the Class B Notes should also be considered debt. The Notes are denominated as indebtedness and the Seller and the Noteholders, by their purchase of the Notes, will agree to treat the Notes for federal, state and local income and franchise tax purposes as indebtedness of the Trust. The terms of the Receivables differ materially from the terms of the Notes with regard to their respective interest rates. Moreover, Salomon has informed us that the Receivables will have a weighted average life of 2.21 years (based on the pricing prepayment assumption). On the other hand, the Notes, of which there will be six classes, will have weighted average lives of
0.14 years for the Class A-1 Notes, 0.44 years for the Class A-2 Notes, 1.00 years for the Class A-3 Notes, 2.00 years for the Class A-4 Notes, 2.97 years for the Class A-5 Notes, and 3.49 years for the Class B Notes (based on the pricing prepayment assumption). The Trust will retain control and possession of the Receivables. The Servicer is responsible for servicing, collection and administration of the Receivables and will bear all costs and expenses incurred in connection with such activities, although an amount to compensate the Servicer for collection activity is permitted by the Sale and Servicing Agreement to be periodically withdrawn by the Servicer from the assets otherwise held by the Trust for the benefit of the Noteholders. The Indenture Trustee, on behalf of the Noteholders, has the right to inspect the documentation with respect to the Receivables that the Servicer will maintain on behalf of the Trust, a right which is common in loan transactions. The foregoing additional factors support the conclusion that the transaction described in the Indenture, the Trust Agreement and the Sale and Servicing Agreement with respect to the Notes constitutes an issuance of debt. Moreover, the substance of the transaction is consistent with the characterization of the Notes as debt.

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 10



        Based on and subject to the foregoing, although there are no authorities involving closely comparable situations, in our opinion the Class A Notes will be treated as indebtedness for federal income tax purposes.

        The Class B Notes are subordinate to the Class A Notes, and are supported, as described above, by less credit enhancement than the Class A Notes. In addition, the rights of holders of Class B Notes as creditors are limited while the Class A Notes are outstanding. For these reasons, the Class B Notes could be viewed as bearing certain burdens of ownership of the Receivables. However, despite the foregoing factors, the Class B Notes are rated "A" or its equivalent by at least two nationally recognized rating agencies evidencing a high degree of certainty that they will be repaid (and thus do not bear any expected risk of losses with respect to the Receivables). In addition, the Class B Notes do not receive any benefits of ownership of the Receivables. Accordingly, while the issue is not free from doubt, in our opinion the Class B Notes should be characterized as indebtedness for federal income tax purposes.


II.  Federal Income Tax Characterization of the Trust.

        The Certificates are denominated as equity interests in the Trust, and the Seller and the Certificateholders, in purchasing the Certificates, agree to treat the Trust as a partnership for federal income tax purposes, with the partners being the Seller and the Certificateholders. The Seller will at all times, possess the right to receive all of the Trust Property not used to pay the Notes and Certificates.

        Although, in some respects, the Trust is similar to trusts established to hold collateral pledged as security in connection with lending transactions, because the Trust will issue and distribute the Certificates to third parties, and no opinion of counsel is sought that such Certificates are debt, the Trust must be viewed as an

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 11



entity whose characterization will be determined under Sections 7701 or 7704 and applicable Treasury Regulations promulgated thereunder.(4)

        Section 7704 of the Code provides that, subject to certain exceptions, a partnership the interests in which are (i) traded on an established securities market or (ii) readily tradable on a secondary market (or the substantial equivalent thereof) will be treated as a corporation for federal income tax purposes. Section 7704(c), however, excepts certain publicly traded partnerships ("PTPs") from treatment as a corporation for tax purposes if they have sufficient passive-type income. Specifically, Section 7704(c) provides that a PTP shall not be treated as a corporation for tax purposes if 90 percent or more of its gross income consists of "qualifying income." Qualifying income is defined by Section 7704(d) to include interest and any gain from the sale or disposition of a capital asset. The Trust's sole source of income will derive from interest paid with regard to and gain resulting from the disposition of the Receivables.

        We note that Section 7704(d)(2) disqualifies from the category of otherwise "qualifying income" interest that is derived in the conduct of a "financial or insurance business." In our view, because the Indenture Trustee, Owner Trustee and Servicer cannot manage the assets of the Trust in any ordinary sense, and in particular, cannot sell the Receivables (except in the event of an Event of Default or dissolution of the Trust) and cannot acquire additional assets, the Trust should not be found to be carrying on a financial business. However, the Service has not provided guidance as to what constitutes a financial or insurance business and accordingly our conclusion is based on our interpretation of the statutory language of Section 7704 and not on authorities construing the statute. Accordingly, we believe that since the


____________________

(4) Unless otherwise indicated, all "Section" references hereinafter shall be to the Code.

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 12



Trust should not be found to be engaged in a financial business the interest received on the Receivables will constitute qualifying income.

        Accordingly, the Trust would qualify for the Section 7704(c) exception to the PTP rules and would not be taxable as a corporation thereunder, assuming that it otherwise would qualify as a partnership for federal income tax purposes.

        "Eligible entities" (i.e.,entities not explicitly classified as a corporation under Treas. Reg. Section 301.7701-2(b)) with at least two members are, by default, treated as partnerships for federal income taxation purposes. Treas. Reg. Section 301.7701-3(b). The Trust, which is a business trust formed under the laws of the State of Delaware pursuant to the Trust Agreement, may not be treated as a trust for federal income taxes because it may not be "simply an arrangement to protect or conserve [the Trust Property] for beneficiaries". Treas Reg. Section 301.7701-4(b). Therefore, because the
Trust is not included in the list of corporate entities described in Treas. Reg. Section 301.7701-2(b), it will be treated as a partnership for federal income tax purposes under Treas. Reg. Section 301.7701-3(b), if it (i) is not a trust for federal income tax purposes and (ii) is treated as having multiple owners. In such a case, in our opinion the Trust will not be classified as an association or a PTP taxable as a corporation for federal income tax purposes.

III.   Federal Tax Matters in Prospectus

        Based on and subject to the foregoing, it is our opinion that, under present law, the discussions presented under the captions "SUMMARY -- Tax Status" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus, although general in nature, to the extent that they address matters of federal income tax law or legal conclusions with respect thereto, are correct in all material respects.

To the Addressees Indicated
  on Schedule A hereto
July 29, 1998
Page 13



                            *          *          *

        We express no opinion with respect to the matters addressed in this opinion other than as set forth above, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without prior written consent in each instance. We hereby consent to the filing of this opinion as an exhibit to material filed in accordance with the Securities Exchange Act of 1934, as amended, to be incorporated by reference in the Registration Statement. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.


                                   Very truly yours,

                                   Skadden, Arps, Slate, Meagher & Flom LLP

                                                                     Schedule A

Ford Credit Auto Receivables Two L.P.
The American Road
Dearborn, Michigan  48121

Ford Credit Auto Owner Trust 1998-C
c/o PNC Bank, Delaware,
         as Owner Trustee
222 Delaware Avenue
Wilmington, Delaware  19801

The Chase Manhattan Bank,
         as Indenture Trustee
Corporate Trust Administration
450 West 33rd Street, 15th floor
New York, New York 10001-2697

Salomon Brothers Inc
J.P. Morgan Securities, Inc.
  as Representatives of the several Note Underwriters, and as Certificate Underwriters
c/o Salomon Brothers Inc
Seven World Trade Center, 33rd Floor
New York, New York 10048

Salomon Brothers Inc
J.P. Morgan Securities, Inc.
  as Initial Purchasers
Seven World Trade Center, 33rd Floor
New York, New York 10048

Standard & Poor's Ratings Services
25 Broadway
New York, New York  10004

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10007

Fitch IBCA, Inc.
One State Street Plaza
New York, New York  10004